Exhibit 99.1

118 Second Avenue SE, PO Box 73909
Cedar Rapids, Iowa 52407-3909
Contacts: Randy A. Ramlo, President/CEO or
Dianne M. Lyons, Vice President/CFO, 319-399-5700

United Fire board holds regular meeting

•	Board elected Jack B. Evans as chairman and John A. Rife as vice chairman
•	James W. Noyce elected to board of directors
•	New board committees created, including executive committee, risk management committee and investment committee
•	Board declared regular dividend on common stock

CEDAR RAPIDS, IOWA – November 20, 2009 – At its regularly scheduled meeting today, the board of directors of United Fire & Casualty Company (Nasdaq: UFCS) elected Jack B. Evans as chairman of the board.

Jack B. Evans, Chairman	A member of the United Fire board since 1995, Evans served as our vice chairman until the death of former Chairman Scott McIntyre Jr. on October 6, 2009, at which time he assumed the position of interim chairman of the board of directors.

Evans is president of the Hall-Perrine Foundation, a private philanthropic corporation located in Cedar Rapids. He has held this position since 1996. From 1993 to 1995, Evans served as president of SCI Financial Group, a regional financial services firm providing brokerage, insurance and related services to its clients.

John A. Rife, Vice Chairman	As a result of Evans being named chairman, current board member John A. Rife was elected vice chairman of our board of directors.

Rife retired as president and chief executive officer of United Fire in 2007, and as president and chief executive officer of our subsidiary, United Life Insurance Company, in 2009. His career at our company began in 1976, spanning four decades.

In addition, the board of directors elected James (Jim) W. Noyce, major gift officer for Drake University Athletics in Des Moines, as a new member to the board. Mr. Noyce is an independent director who will serve on the audit committee of our board of directors. Noyce replaces James (Jim) A. Leach, who resigned from our board in August 2009 to serve as chairman of the National Endowment for the Humanities, an appointment that required him to relinquish all positions with public companies and nonprofit organizations.

James W. Noyce, New Board Member	Noyce has over 30 years of experience in the financial services industry, most recently as chief executive officer of FBL Financial Group Inc., a holding company headquartered in West Des Moines that underwrites, markets and distributes life insurance, annuities and mutual funds to individuals and small businesses. Prior to serving as chief executive officer, Mr. Noyce served for 11 years as chief financial officer of FBL Financial Group, Inc.

Noyce is a fellow of the Casualty Actuarial Society, a member of the American Academy of Actuaries, an associate of the Society of Actuaries, a certified public accountant (CPA) and a fellow of the Life Management Institute. In 2007, he was named Outstanding CPA in Business and Industry by the Iowa Society of CPAs and inducted into the American Institute of CPAs Hall of Fame.

“After the passing of Scotty McIntyre Jr. last month, who served as our chairman for 34 years, we are thrilled to have Jack Evans leading our board, with John Rife at his side,” said United Fire President and CEO Randy Ramlo. “We are also pleased to welcome Jim Noyce to the board and know that his considerable knowledge and experience in the insurance and accounting fields will be a huge asset for our company.

“Our board of directors remains a diverse group of professionals dedicated to the long-term strength and stability of our company. Their guidance and direction will continue to serve us well, both now, as we overcome the challenges of the current insurance and investment markets, and in the future.”

With the election of Noyce, the size of our board is 12 members. In accordance with our company’s articles of incorporation and bylaws, our board must consist of at least nine directors and not more than 15 directors.

New board committees

At its meeting, the board of directors approved the creation of three new committees: the executive committee, which will oversee the long-range planning and organizational development of our company; the risk management committee, which will assess our company’s various risk management strategies; and the investment committee, which will oversee our company’s investment activity.

The following board members will serve on these new committees:

Executive Committee
•	Jack B. Evans, Chair of the Executive Committee
•	Randy A. Ramlo
•	John A. Rife
•	Kyle D. Skogman

Risk Management Committee
•	Douglas M. Hultquist, Chair of the Risk Management Committee
•	Christopher R. Drahozal
•	Casey D. Mahon
•	Mary K. Quass

Investment Committee
•	George D. Milligan, Chair of the Investment Committee
•	Christopher R. Drahozal
•	Jack B. Evans
•	Douglas M. Hultquist
•	Randy A. Ramlo
•	Kyle D. Skogman

Dividend on common stock

The board of directors declared a regular quarterly dividend on the common stock of 15 cents per share at the board meeting on November 20, 2009. This dividend will be payable on January 4, 2010, to stockholders of record as of December 15, 2009. Our company has paid dividends every quarter since March 1968.

* * *

United Fire & Casualty Company is a regional insurer that, along with its insurance subsidiaries, offers personal and commercial property and casualty insurance and life insurance. The company markets its products principally through its regional offices in Cedar Rapids, Iowa (company headquarters); Denver, Colorado; and Galveston, Texas. For the 17th consecutive year, United Fire & Casualty Company has been named to the Ward’s 50, a respected benchmark group of the industry’s top-performing insurance companies. For the fourth consecutive year, our subsidiary, United Life Insurance Company, has been named to the Ward’s 50 Life & Health Insurance Companies. In 2009, for the third consecutive year, United Fire was named to Audit Integrity’s Top 100 list of companies that demonstrate high corporate integrity. United Fire is rated A (Excellent) by A.M. Best Company. For more information about United Fire & Casualty Company and its products and services, visit www.unitedfiregroup.com.

Disclosure of forward-looking statements
This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “continues,” “seeks,” “estimates,” “predicts,” “should,” “could,” “may,” “will continue,” “might,” “hope” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Part I Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December, 31, 2008, filed with the SEC on March 2, 2009, and in our report on Form 10-Q for the quarter ended September 30, 2009, filed with the SEC on November 9, 2009. The risks identified on Form 10-K are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made.

3